Exhibit 99.2
FOR IMMEDIATE RELEASE
VCG HOLDING CORP. ANNOUNCES FILING OF FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND
PROVIDES FINANCIAL RESULTS FOR THE 2008 FOURTH QUARTER AND FULL YEAR
Financial Results Overview
•	2008 revenues up 45.6% to $57.7 million; Q4 2008 revenues increased 13.4% to $14.5 million

•	2008 net loss of $30.7 million, or ($1.69) per diluted share; Q4 2008 net loss of $35.6 million, or ($2.00) per diluted share

•	Net losses for 2008 full year and Q4 included $48 million in primarily non-cash impairment charges recorded in Q4 2008

•	Excluding the above impairment charges:
o	2008 net income was $5.5 million, or $0.30 per diluted share

o	Q4 2008 net income was $0.5 million, or $0.03 per diluted share
•	EBITDA (excluding all impairment charges) for 2008 rose 14 % to $11.5 million
Denver, CO. – April 13, 2009 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today provided financial results for the fourth quarter and fiscal year ended December 31, 2008. VCGH filed its Form 10-K for the year ended December 31, 2008 on April 13, 2009. The financial information in this press release supercedes the information in VCGH’s March 27, 2009 press release. The financial information contained in the March 27, 2009 press release should not be relied upon. VCGH filed its Form 10-K for the year ended December 31, 2008 on April 13, 2009. As previously disclosed, results for 2007 have been restated to reflect changes in the valuation of certain acquired assets (see Amendment No 2 to Form 8-K filed April 13, 2009, and Form 10-K filed April 13, 2009 for additional information).
Troy Lowrie, Chairman and Chief Executive Officer, stated, “We are pleased with our performance for the fourth quarter and full year, including revenue growth for both periods during a sluggish economy. During the fourth quarter of 2008 we incurred pre-tax, non-cash impairment charges of $46.0 million, or ($2.58) per share after-tax, related to the write-off of goodwill, licenses and other intangibles, and pre-tax, non-cash impairment charges of $2.0 million, or ($0.11) per share after-tax, related to land and a building we own in Phoenix (collectively, the “non-cash charges”). Prior to the non-cash charges, we were profitable for both the fourth quarter and full year 2008, and recorded a fourth consecutive year of EBITDA growth.”

	December 31, (in thousands)
		2007
	2008	(Restated)
Net Income (loss)	$(30,711)	$5,419
Add back:
Depreciation	1,678	1,030
Amortization of covenants not-to-compete	21	—
Amortization of leasehold rights and liabilities, net	(192)	(100)
Interest expense	3,761	2,440
Total income taxes	(11,102)	1,250

EBITDA before non-cash impairment charges	$(36,545)	$10,039
Add back:
Total non-cash impairment charges	48,006	—

EBITDA excluding non-cash impairment charges	$11,461	$10,039

He continued, “Cash, cash equivalents and investments at December 31, 2008 totaled $2.3 million, operating cash flow for the twelve months ended December 31, 2008 (exclusive of the non-cash charges) was $11.8 million, and free cash flow for the full year ended December 31, 2008 (exclusive of the non-cash charges) was $4.2 million. We are continuing to reduce debt, primarily through principal prepayments and, where appropriate, extended maturity dates.

VCG Holding Corp.	Page 2
April 13, 2009
Our efforts in these areas produced significant improvements in our balance sheet at December 31, 2008 when compared to December 31, 2007, including a $5.7 million reduction in current portion of long-term debt and a $4.0 million improvement in our working capital deficit.”
Fourth Quarter 2008 Results
Total revenue for fourth quarter 2008 increased 13.4% to $14.5 million from $12.8 million in 2007, in part due to the acquisitions of two new clubs after December 31, 2007. Same store sales for fourth quarter 2008 increased 2.1% over the same period in 2007.
Cost of goods sold (the cost of alcohol, food & merchandise) declined as a percentage of applicable revenues to 23.9% from 26.5% in 2007, primarily attributable to a higher number of all-nude nightclubs in operation in 2008, which do not serve alcohol. These nightclubs have a lower cost of goods sold and higher profit margins.
Total operating expenses increased to $62.1 million from $11.7 million in 2007, and included $48.0 million of non-cash impairment charges. There were no impairment charges in the prior year period. Without those impairment charges the total operating expenses would have been $14.1 million.
The impact of the $48.0 million in non-cash charges resulted in an operating loss for fourth quarter 2008 of ($47.6) million as compared to operating income of $1.1 million in fourth quarter 2007. Excluding the impairment charges, operating income for fourth quarter 2008 was $0.4 million.
The pre-tax net loss from continuing operations for fourth quarter 2008 was ($48.8) million, including the $48.0 million in non-cash charges, as compared to pre-tax income from continuing operations of $0.4 million in the fourth quarter of 2007. Excluding the non-cash charges, pre-tax income from continuing operations for fourth quarter 2008 was ($0.8) million.
The net loss for fourth quarter 2008 was ($35.6) million, or ($2.00) per fully diluted share, on approximately 17.9 million shares outstanding, as compared to fourth quarter 2007 net loss of ($0.9) million, or ($0.05) per fully diluted share, on approximately 17.5 million shares outstanding. Excluding the $48.0 million of non-cash impairment charges, net income for fourth quarter 2008 was $12.3 million, or $0.69 per diluted share.
EBITDA (excluding the non-cash charges) for fourth quarter 2008 was $0.7 million as compared to $0.9 million for fourth quarter 2007.
Full Year 2008 Results
Total revenue for 2008 increased 45.6% to $57.7 million from $39.6 million in 2007, in part due to the acquisitions of two new clubs after December 31, 2007. Same store sales for the full year 2008 increased 9.1% over the full year 2007.
Cost of goods sold declined as a percentage of applicable revenues to 24.3% from 25.1% in 2007, primarily attributable to a higher number of all-nude nightclubs in operation in 2008, which do not serve alcohol.
Total operating expenses increased to $95.1 million from $30.7 million last year, and included $48.0 million of non-cash impairment charges. There were no impairment charges in the prior year. Without those impairment charges the total operating expenses would have been $47.1 million.
The impact of the non-cash charges resulted in an operating loss for 2008 of ($37.4) million as compared to operating income of $9.0 million in 2007. Excluding these charges, operating income for 2008 was $10.6 million.
The pre-tax net loss from continuing operations for 2008 was ($41.4) million, including the non-cash charges, as compared to pre-tax income from continuing operations of $6.9 million in 2007. Excluding the non-cash charges, pre-tax income from continuing operations for 2008 was $6.6 million.
The net loss for 2008 was ($30.7) million, or ($1.69) per fully diluted share, on approximately 18.1 million shares outstanding, as compared to 2007 net income of $5.4 million, or $0.32 per fully diluted share, on approximately

VCG Holding Corp.	Page 3
April 13, 2009
17.0 million shares outstanding. Excluding the non-cash, net income for 2008 was $17.3 million, or ($0.95) per diluted share.
EBITDA (excluding the non-cash charges) for the full year 2008 was $11.5 million as compared to $10.0 million in 2007.
ABOUT VCG HOLDING CORP.
VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.
FORWARD LOOKING STATEMENT
Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie	Devin Sullivan
Chief Executive Officer	Senior Vice President
(303) 934-2424	(212) 836-9608
tlowrie@vcgh.com	dsullivan@equityny.com

Courtney Cowgill	Gerrard Lobo
Chief Financial Officer	Senior Account Executive
(303) 934-2424	(212) 836-9610
ccowgill@vcgh.com	globo@equityny.com

VCG Holding Corp.
Consolidated Balance Sheets
(Dollar amounts in thousands)

	December 31,
	2008	2007
		(Restated)
Assets
Current Assets
Cash and cash equivalents (including $250,000 of restricted cash in 2007)	$2,210	$2,979
Assets held for sale	107	373
Other receivables	25	182
Income taxes receivable	276	272
Inventories	949	965
Prepaid expenses	282	276
Current portion of deferred tax assets	171	—

Total Current Assets	4,020	5,047

Property and equipment, net	25,738	24,717
Deferred tax assets (non-current)	4,069	—
Non-compete agreements	41	52
Licenses	36,413	53,317
Goodwill	2,453	17,622
Favorable lease rights	1,705	1,533
Trade names	619	578
Other long-term assets	568	854

Total Assets	75,626	103,720

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable—trade	848	764
Accrued expenses	2,257	1,647
Deferred revenue	109	150
Unfavorable lease liabilities- current portion	278	262
Current portion of capitalized lease	10	9
Current portion of long-term debt	2,602	8,386
Current portion of long-term debt, related party	1,024	948

Total current liabilities	7,128	12,166

Long-term Liabilities
Deferred income taxes	—	7,076
Deferred rent	845	—
Unfavorable lease liabilities	6,426	5,322
Capital lease, net of current portion	9	19
Long-term debt, net of current portion	25,749	15,695
Long-term debt, related party	7,083	5,791

Total long-term liabilities	40,112	33,903

Commitments and contingent liabilities	—	—
Minority Interest	3,560	3,663

Stockholders’ Equity
Redeemable Preferred Stock, none issued and outstanding.	—	—
Common Stock
Common stock $.0001 par value; 50,000,000 shares authorized; 17,755,378 (2008) and 17,723,975 (2007) shares issued and outstanding	2	2
Paid-in capital	52,557	51,008
Retained earnings (accumulated deficit)	(27,733)	2,978

Total stockholders’ equity	24,826	53,988

Total Liabilities and Stockholders’ Equity	$75,626	$103,720

VCG Holding Corp.
Consolidated Statements of Income
(Dollar amounts in thousands except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
				(Restated)
Revenue
Sales of alcoholic beverages	$6,405	$6,051	$26,242	$19,248
Sales of food and merchandise	498	745	2,503	2,282
Service revenue	6,874	4,595	25,568	13,997
Other income	754	1,422	3,380	4,090

Total revenue	14,531	12,813	57,693	39,617

Operating expenses
Cost of goods sold	1,650	1,801	6,980	5,414
Salaries and wages	3,605	3,312	13,461	8,899
Other general and administrative
Taxes and permits	1,196	502	2,894	1,527
Charge card and bank fees	236	172	869	480
Rent	2,013	1,187	5,798	3,764
Legal fees	367	1,693	1,101	673
Professional fees	1,371		2,788	1,495
Advertising and marketing	657	725	2,921	1,859
Insurance	479	1,042	1,712	1,042
Utilities	265		1,104	652
Repairs and maintenance	269		1,022	631
Other	1,554	1,095	4,778	3,193
Impairment of building and land	1,961		1,961	—
Impairment of indefinite-lived intangible assets	27,324		27,324	—
Impairment of goodwill	18,721		18,721
Depreciation and amortization	466	184	1,699	1,030

Total operating expenses	62,134	11,713	95,133	30,659

Income (loss) from operations	(47,603)	1,100	(37,440)	8,958

Other income (expenses)
Interest expense	(1,147)	(614)	(3,761)	(2,440)
Interest income	3	5	23	326
(loss) / gain on sale of assets	(72)	190	(206)	190
Realized loss on sale of marketable securities	—	(281)	—	(91)

Total other income (expenses)	(1,216)	(700)	(3,944)	(2,015)

Income from continuing operations before income taxes	(48,819)	400	(41,384)	6,943

Income tax expense (benefit) — current	(722)	—	730	—
Income tax expense (benefit) — deferred	(12,507)	1,006	(11,832)	1,250

Total income taxes	(13,229)	1,006	(11,102)	1,250

Minority interest expense	(67)	(263)	(429)	(251)

Income from continuing operations	$(35,657)	$(869)	$(30,711)	$5,442

(Loss) from discontinued operations, net of tax	—	—	—	(23)

Net income applicable to common stockholders	(35,657)	(869)	(30,711)	$5,419

Earnings per share:
Basic income per common share	$(2.00)	$(0.05)	$(1.71)	$0.33

Fully diluted income per common share	$(2.00)	$(0.05)	$(1.69)	$0.32

Weighted average shares outstanding	17,854,636	17,180,029	17,925,132	16,623,213
Fully diluted weighted average shares outstanding	17,854,636	17,527,748	18,146,949	17,012,983

VCG Holding Corp.
Consolidated Statements of Cash Flows (1)
For the years ended
(In thousands)

	2008	2007
		(Restated)
Operating Activities
Net income (loss)	$(30,711)	$5,419
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill	18,721	—
Impairment of indefinite life intangible assets	27,324	—
Impairment of building and land	1,961	—
Depreciation and amortization	1,678	1,030
Amortization of lease rights and lease liabilities	(192)	(100)
Amortization of covenant not to compete agreements	21	—
Amortization of loan fees	448	132
Stock-based compensation expense	421	150
Issuance of common stock for services	1,422	339
Deferred income taxes (benefit)	(11,831)	1,250
Minority interest expense	427	251
(Gain) loss on disposition of assets	216	(99)
Accrued interest added to long-term debt	181	—
Changes in operating assets and liabilities:
Income taxes and other receivables	152	69
Inventories	20	(76)
Prepaid expenses	(6)	(2)
Accounts payable and accrued expenses	694	825
Deferred revenue	(41)	109
Deferred rent	845	—

Net cash provided by operating activities	11,750	9,297

Investing Activities
Investments	—	259
Acquisitions of businesses, net of cash acquired	(9,670)	(40,639)
Additions to property and equipment	(1,321)	(998)
Deposits	(206)	56
Purchase of assets held for resale	(128)	(930)
Proceeds from sale of assets	243	763

Net cash used by investing activities	(11,082)	(41,489)

Financing Activities
Loan fees paid	(268)	(392)
Payment on capitalized leases	(9)	(950)
Proceeds from debt	16,149	25,225
Payments on debt	(16,486)	(11,300)
Offering costs	—	(129)
Proceeds from stock issuances	—	20,400
Distributions to minority interests	(529)	(445)
Purchase of treasury stock	(753)	(257)
Proceeds from warrants conversion to stock	459	1,008

Net cash provided by financing activities	(1,437)	33,160

Net increase (decrease) in cash	(769)	969
Cash beginning of period	2,979	2,011

Cash end of period	$2,210	$2,979

(1)   For additional cash flow disclosures, please refer to the Form 10-K filed with the SEC on April 13, 2009.

Calculation of Free Cash Flow
(in thousands)

		2007
	2008	(Restated)
EBITDA, exclusive of non-cash charges	$(36,545)	$10,039
Less:
Non-cash impairment charges	$(48,006)	$—
Interest expense	$3,761	$2,440
Minority interest expense	$429	$251
Cash income tax expense	$730	$—
Maintenance Cap-Ex	$1,022	$631
Capital Expenditures	$1,321	$998

	$(40,743)	$4,320

Free cash flow	$4,198	$5,719